AGREEMENT TO MODIFY LOAN AGREEMENT
PROMISSORY NOTE AND DEED OF TRUST

THIS AGREEMENT TO MODIFY LOAN AGREEMENT, PROMISSORY NOTE AND DEED OF TRUST (“Agreement”), dated as of September 18, 2002, by and between WILLIAM LYON HOMES, INC., a California corporation (“Borrower”), and CALIFORNIA BANK & TRUST, a California banking corporation (“Lender”), with reference to the following facts:

RECITALS

A.    Borrower originally agreed to borrow a sum not to exceed Forty Million Dollars ($40,000,000.00) (“Loan”) from Lender for the purpose of providing Borrower with funding for the acquisition and development of residential lots, the construction of existing and future residential home projects, and the issuance of letters of credit for the payment of costs incurred or associated with said projects. The terms and conditions of the Loan are more particularly set forth in that certain Revolving Line Of Credit Loan Agreement (Borrowing Base) dated as of September 21, 2000, by and between Borrower and Lender (as the same has been or may be amended or modified from time to time, “Loan Agreement”). All capitalized terms not specifically defined herein shall have the meanings given to such terms in the Loan Agreement.

B.    The Loan is evidenced by a Promissory Note dated as of September 21, 2000, given by Borrower to Lender (“Original Note”).

C.    This Agreement, the Original Note and the other documents evidencing or relating to the Loan collectively shall be referred to as the “Loan Documents.”

D.    Borrower has requested that Lender modify the Loan by, among other things, extending the “Initial Line Maturity Date” (as defined in the Loan Agreement) by twenty-four (24) months to September 21, 2004 (“New Initial Line Maturity Date”).

E.    Lender is willing to consent to the modifications of the Loan Agreement set forth herein subject to the conditions set forth below.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Recitals.  The preamble, recitals and any exhibits hereto are hereby incorporated into this Agreement.

2.    Modification of the Initial Line Maturity Date and Initial Line Term.  Subject to the terms and conditions of this Agreement and upon the full execution of this Agreement, the Initial Line Maturity Date of the Loan is extended from the current date of September 21, 2002, to the New Initial Line Maturity Date of

September 21, 2004, or such other earlier date resulting from the acceleration of all sums due and owing under the Loan, as provided in the Note and the other Loan Documents. All references in the Loan Documents to the maturity date of the Loan shall be revised to refer to the New Initial Line Maturity Date. “Initial Line Term” shall mean that certain forty-eight (48) “Calendar Months” commencing on the “Initial Closing Date” (both as defined in the Loan Agreement) and ending on the New Initial Line Maturity Date (i.e., September 21, 2004).

3.    Amendment to Definitions in Loan Agreement.  The definitions of Fixed Charge Coverage and Letter of Credit Fee shall be replaced with the following:

“Fixed Charge Coverage” shall mean “EBITDA” (as defined in the Loan Agreement) divided by Interest Incurred. Fixed Charge Coverage shall be shall be monitored quarterly by Lender upon receipt of the financial statements to be provided as provided in the Loan Agreement, based on the prior four (4) quarters.

“Letter of Credit Fee” means that certain fee due and payable by Borrower on each Letter of Credit issued hereunder, which fee shall be calculated at the rate of one and one-half percent (1.50%) per annum on the face amount of the Letter of Credit, and said fee shall be payable as a condition to the issuance of each Letter of Credit and on each twelve-month anniversary of the issuance date of said Letter of Credit, if said Letter of Credit is to be extended beyond a twelve-month term.

4.    Amendment to Letter of Credit Fee.  The letter of credit fee set forth in Section 2.5.2 of the Loan Agreement shall be replaced with the following:

“2.5.2    Letter of Credit Fee.  A Letter of Credit Fee shall be due and payable by Borrower in connection with the issuance of each Letter of Credit hereunder, which fee shall be calculated at the rate of one and one-half percent (1.50%) per annum on the face amount of the Letter of Credit. The Letter of Credit Fee shall be payable as a condition to the issuance of each Letter of Credit and on each twelve-month anniversary of the issuance date of said Letter of Credit, if said Letter of Credit is to be extended beyond a twelve-month term.”

5.    Modification of Financial Covenants.  The financial covenants set forth in Section 6.15 of the Loan Agreement shall be replaced with the following:

“6.15.    Financial Covenants.  Financial covenants described in this Section 6.15, together with all other financial covenants and restrictions set forth in this Agreement shall be monitored quarterly by Lender upon receipt of the financial statements to be provided hereunder.

Covenant Party	Covenant Type	Covenant Requirement
Borrower	Total Lot Inventory (excluding lots under option agreements)
Borrower shall not own unsold lots under development and unsold developed lots in excess of an aggregate sum equal to two and one-half (2.5) times the number of lot sales and closings over the immediately preceding four (4) quarters for all residential housing projects owned by Borrower

Borrower	Maximum Total Liabilities-to-Tangible Net Worth Ratio	Not in excess of 3.25:1.0

Borrower	Minimum Fixed Charge Coverage	Not less than 2.0:1.0

Borrower	Minimum Tangible Net Worth	Not less than the sum of (a) $120,000,000.00, plus (b) 50% of all annual net profits after March 31, 2002 and 75% of additional future equity offerings

Borrower	Minimum Liquidity	Not less than $10,000,000.00

6.15.1    No Other Debt.  Except as approved by Lender, there shall be no third party Debt on the Property or in any Project, other than trade debt. Lender shall have the right, but not the obligation, to declare a default under the Loan if there are any material uncured monetary or non-monetary defaults on any and all trade debt obligations (including without limitation any other loans by Lender) of Borrower, which in Lender’s reasonable judgment will materially impair the ability of Borrower to perform under the terms of this Agreement, the Note or the Security Documents.

6.15.2    No Other Loan Defaults.  Borrower shall not be in default under any “Other Loan.” For purposes of this Section 6.15.2, an “Other Loan” shall mean any loan by Lender, or any affiliate or subsidiary of Lender, that is made to Borrower or that is guaranteed by Borrower. It is the expressed intent of Borrower to cross-default this Loan with any Other Loan, such that (a) any Event of Default under this Loan shall constitute a default under each and every Other Loan, and (b) any default under each and every Other Loan shall constitute an Event of Default under this Loan.”

6.    Continuation of Commitment Fee.  During the period commencing on September 21, 2002 through the end of the Initial Line Term (as modified above) (“Remaining Line Period”), a Commitment Fee equal to one-half of one percent (0.50%) per annum on the full Commitment Amount shall be payable. Said fees shall be paid in advance on a quarterly basis such that during the Remaining Line Period, each quarterly fee payment shall be based on a one-eighth of one percent (0.125%) of the full Commitment Amount. The Commitment Fee applicable during the “Reduction Period” (as defined in the Loan Agreement) shall remain unchanged.

7.    Amendment to Deed of Trust.  The “Deed of Trust” (as defined in the Loan Agreement) shall be amended to secure the obligations under the Note and the other Loan Documents, as amended herein.

8.    Conditions Precedent.  In no event shall Lender have any obligation to close this transaction unless and until all of the following conditions are satisfied:

8.1.    Commitment Fee.  In connection with the extension of the maturity date of the Loan, Borrower shall pay to Lender the quarterly Commitment Fee described in Section 6 above.

8.2.    Amended and Restated Construction Loan Promissory Note.  Borrower shall execute and deliver to Lender an Amended and Restated Construction Loan Promissory Note

of even date herewith (the Original Note, as amended by said document, shall hereafter be referred to as the “Note”) evidencing the Loan Amount as described herein. All references in the Loan Documents to the Original Note shall be revised to refer to the Note, as amended and restated.

8.3.    No Defaults. There shall be no: (a) uncured, material default hereunder or under the Loan Documents, (b) continuing representation, covenant or warranty hereunder or under the Loan Documents that is false or misleading in any manner, and (c) event currently existing which, with the passage of time, will result in a material default or the falsity of any continuing representation, covenant or warranty hereunder or under the Loan Documents.

8.4.    No Financial Change. There has been no material adverse change in Borrower’s, financial condition since the closing of the Loan.

8.5.    Payment Of Lender’s Costs. Borrower shall pay all of Lender’s costs and expenses incurred in connection with the documentation and closing of the modifications to the Loan Documents described herein, including without limitation all attorneys’ fees and other closing fees and costs.

8.6.    Additional Documents. Lender shall have received all additional documents executed by Borrower, as required by Lender in connection with this Agreement, including, without limitation, the Note.

9.    Representations and Warranties.  Borrower hereby represents and warrants to Lender as follows:

9.1.    No Default. No default or event of default under any of the Loan Documents has occurred that remains uncured, and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default or an event of default under any of the Loan Documents.

9.2.    Representations and Warranties. As of the date hereof, all of the warranties and representations contained in all of the Loan Documents remain true, correct, complete and accurate.

9.3.    No Claims or Defenses. As of the date hereof, neither Borrower nor its managing member has any claims against Lender nor defenses to the enforcement of any of the Loan Documents in accordance with their respective terms, as amended by this Agreement.

9.4.    Financial Covenants. Borrower acknowledges and agrees that the financial covenants contained in Section 6.15 of the Loan Agreement, are in full force and effect and shall be monitored by Lender quarterly based on the financial reports to be provided under Section 6.4 of the Loan Agreement.

9.5.    Satisfaction of Conditions. All of the conditions precedent set forth above have been fully satisfied.

10.    Further Assurances.  Borrower agrees to perform such other and further acts, and to execute such additional documents, agreements, notices or financing statements, as Lender deems necessary or desirable from time to time to create, preserve, continue, perfect, validate or carry out any of Lender’s rights under this Agreement and the other Loan Documents.

11.    Integration.  All rights, remedies, powers and interest provided for Lender herein are in addition to the rights, remedies, powers and interests provided for Lender in the Loan Documents, the terms and provisions of which are incorporated herein by this reference and made a part hereof. If and to the extent any term or provision hereof is inconsistent with any term or provision of the Loan Documents, the term or provision of this Agreement shall prevail.

12.    Entire Agreement; Amendments.  This Agreement and the other Loan Documents contain the entire agreement between Borrower and Lender with respect to the Loan Documents, and all prior negotiations, commitments, understandings and agreements are superseded by this Agreement and the Loan Documents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement, any Loan Document, or any other agreement executed in connection with any of the foregoing shall be effective unless in writing and signed by Lender and Borrower, and then only in the specific instance and for the specific purpose given.

13.  Governing Law.  The Loan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to its conflict of laws principles.

14.    Section Headings.  The section headings of this Agreement are included for convenience only, and shall not affect the construction or interpretation of any provision of this Agreement.

15.    Attorneys’ Fees.  If any action or other proceeding is brought to interpret or enforce any provision of this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and expenses.

16.    Binding Effect.  This Agreement and the other Loan Documents shall be binding upon, and shall inure to the benefit of, Borrower and Lender and their respective successors and assigns, or heirs and personal representatives, as applicable, subject to any provision of the Loan Documents restricting transfers of the Property.

17.    Severability of Provisions.   No provision of this Agreement or any other Loan Document that is held to be inoperative, unenforceable and invalid shall affect the remaining provisions, and this and all provisions of this Agreement and the Loan Documents are hereby declared to be severable.

18.     Miscellaneous.  No reference to this Agreement is necessary in any instrument or document at any time referring to the Loan Documents. A reference to the Loan Documents shall be deemed a reference to such document as modified hereby.

19.    No Commitment.  The furnishing of this Agreement and other modification documents shall in no way be construed as a commitment by Lender to modify, amend, extend or otherwise alter the Loan Documents. Lender shall be under no obligation to close the transaction evidenced by this Agreement unless this Agreement and all related documents are returned to Lender fully executed by Borrower, and unless this Agreement is actually executed by Lender and delivered to Borrower.

20.    No Other Amendments.  Except as expressly amended herein, the Loan Agreement, and all of the other Loan Documents remain unmodified and in full force and effect.

21.    Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been executed by Borrower and Lender as of the date first above written.

BORROWER:

WILLIAM LYON HOMES, INC., a California corporation

By:	/s/ RICHARD S. ROBINSON
Name: Richard S. Robinson Title: Senior Vice President

By:	/s/ MICHAEL D. GRUBBS
Name: Michael D. Grubbs Title: Senior Vice President

LENDER:

CALIFORNIA BANK & TRUST,
a California banking corporation

By:	/s/ ERIN JOHNSON
Name: Erin Johnson Its: Vice President